Exhibit 99.1

CONTACT: Kirk Feiler, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-0195

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FIRST QUARTER 2019 RESULTS

Strength in end markets drive record sales and improved profits

NEW ALBANY, OHIO, May 6, 2019 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (NASDAQ: CVGI) today reported financial results for the first quarter ended March 31, 2019.

	First Quarter
($ in millions except EPS)	2019	2018
Revenues	$243.2	$215.7
Operating Income	$19.0	$15.3
Net Income	$11.1	$9.9
Basic EPS	$0.36	$0.33
Diluted EPS	$0.36	$0.32

“Robust demand in our end markets supported record results in the first quarter, with revenues and operating income increasing 13% and 24%, respectively, compared to the prior year period. As expected, the North American heavy- and medium-duty truck markets continue to be strong. OEM order backlog remains high, providing us with greater visibility that 2019 revenues should be higher than the levels we experienced in 2018, barring any unexpected market shocks," commented Patrick Miller, President and Chief Executive Officer. "First quarter 2019 operating income margin increased 70 basis points, despite continued headwinds, including wage inflation driven by regulatory changes in Mexico and other inflationary pressures. However, the actions we are taking are helping to mitigate these challenges. Looking ahead, we continue to focus on positioning the business for continued success, including strategic investments that we believe will accelerate growth and drive long-term shareholder value.”

Tim Trenary, Chief Financial Officer, stated, “We are very pleased with our overall performance for the first quarter 2019. We delivered a 13% increase in sales and continued to make investments in our commercial and technical teams across the Company, while at the same time maintaining SG&A flat year-over-year. Additionally, we paid down an additional $5 million of debt, further improving our net leverage to 1.3 times EBITDA. Our outlook for 2019 remains optimistic."

Consolidated Results

First Quarter 2019 Results

•
First quarter 2019 revenues were $243.2 million compared to $215.7 million in the prior year period, an increase of 12.7%. The increase in revenues period-over-period reflects higher heavy-duty truck production in North America and continued strength in the global construction markets we serve. Foreign currency translation adversely impacted first quarter 2019 revenues by $4.5 million, or by 2.1% when compared to the prior year period.

•
Operating income for the first quarter 2019 was $19.0 million compared to $15.3 million in the prior year period. The increased sales volume was partially offset by the impact of wage inflation in our North American wire harness business as a consequence of the minimum wage laws in Mexico, difficult labor markets and material inflationary pressures.

•
Interest, associated with our debt, and other expense was $4.4 million and $1.8 million for the three months ended March 31, 2019 and 2018, respectively. The increase reflects rising interest rates, but more significantly the impact of the interest rate swap agreements which are marked-to-market, resulting in a $0.7 million charge in the three months ended March 31, 2019 and a $1.3 million gain in the prior year period.

•	Net income was $11.1 million for the first quarter 2019, or $0.36 per diluted share, compared to net income of $9.9 million in the prior year period, or $0.33 per diluted share.

At March 31, 2019, the Company had liquidity of $117.7 million: $54.3 million of cash and $63.4 million of availability from our asset based revolver. There were no borrowings under our asset based revolver at March 31, 2019.

Segment Results

Electrical Systems Segment

First Quarter 2019 Results

•
Revenues for the Electrical Systems Segment in the first quarter 2019 were $143.6 million compared to $122.9 million for the prior year period, an increase of 16.8% primarily resulting from higher North American heavy-duty truck production. Foreign currency translation adversely impacted first quarter 2019 revenue by $1.6 million, or by 1.3% when compared to the prior year period.

•
Operating income for the first quarter 2019 was $16.5 million compared to operating income of $14.0 million in the prior year period. The increase in operating income period over period is primarily attributable to the increase in sales volume. Material inflationary pressures, as well as difficult labor markets, adversely impacted cost of revenues. Cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these cost pressures on gross profit. The first quarter of 2019 results include costs of approximately $1.4 million arising from wage increases in the North American wire harness business as a consequence of changes to the minimum wage laws in Mexico.

Global Seating Segment

First Quarter 2019 Results

•
Revenues for the Global Seating Segment in the first quarter 2019 were $104.1 million compared to $95.1 million in the prior year period, an increase of 9.4%, due to continued strength in the heavy- and medium-duty truck market in North America and the global construction equipment market. Foreign currency translation adversely impacted first quarter 2019 revenues by $2.9 million, or by 3.1% when compared to the prior year period.

•
Operating income for the first quarter 2019 was $8.3 million compared to operating income of $7.3 million in the prior year period. The increase in operating income period over period is primarily attributable to the increase in sales volume. Material inflationary pressures, as well as difficult labor markets, adversely affected cost of revenues. Cost control and cost recovery initiatives, including pricing adjustments, reduced the impact of these cost pressures on gross profit.

2019 End Market Outlook

Management estimates that 2019 North American Class 8 truck production will be in the range of 330,000 to 350,000 units and 2019 North American Class 5-7 truck production will be similar to 2018.  Although leveling off, construction equipment production is expected to remain at high levels in the construction markets we serve in Europe, North America and Asia.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, May 7, 2019, at 8:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 5874827.

This call is being webcast by NASDAQ. The webcast, as well as a supplemental earnings presentation, can be accessed through the “Investors” section of Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 5874827.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including the medium- and heavy-duty truck, medium- and heavy-construction vehicle, military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the Company’s ability to recognize synergies from the reorganization of the segments; (vii) the Company’s failure to successfully manage any divestitures; (viii) the impact of changes in governmental regulations on the Company's customers or on its business; (ix) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (x) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xi) the Company’s ability to comply with the financial covenants in its debt facilities; (xii) fluctuation in interest rates relating to the Company’s debt facilities; (xiii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xiv) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xvi) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvii) changes to domestic manufacturing initiatives; and (xviii) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business; and (xix) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2018. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues	$243,164	$215,734
Cost of Revenues	208,604	184,912
Gross Profit	34,560	30,822
Selling, General and Administrative Expenses	15,199	15,214
Amortization Expense	321	332
Operating Income	19,040	15,276
Interest and Other Expense	4,396	1,750
Income Before Provision for Income Taxes	14,644	13,526
Provision for Income Taxes	3,514	3,673
Net Income	$11,130	$9,853

Earnings per Common Share:
Basic	$0.36	$0.33
Diluted	$0.36	$0.32
Weighted Average Shares Outstanding:
Basic	30,513	30,219
Diluted	30,694	30,574

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands)

	March 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash	$54,348	$70,913
Accounts receivable, net of allowances of $5,262 and $5,139, respectively	159,016	134,624
Inventories	97,280	92,359
Other current assets	21,257	16,828
Total current assets	331,901	314,724
Property, plant and equipment, net of accumulated depreciation of $146,931 and $143,781, respectively	66,128	65,099
Operating lease right-of-use assets, net	19,793	—
Goodwill	7,587	7,576
Intangible assets, net of accumulated amortization of $9,899 and $9,568, respectively	12,492	12,800
Deferred income taxes, net	12,923	15,348
Other assets	2,771	2,583
Total assets	$453,595	$418,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$96,305	$86,645
Current operating lease liabilities	4,456	—
Accrued liabilities and other	35,697	36,969
Current portion of long-term debt	3,229	9,102
Total current liabilities	139,687	132,716
Long-term debt	155,572	154,656
Operating lease liabilities	16,538	—
Pension and other post-retirement benefits	12,489	12,065
Other long-term liabilities	2,658	3,655
Total liabilities	326,944	303,092
Stockholders' Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 30,512,843 shares issued and outstanding, as of March 2019 and December 2018, respectively)	318	318
Treasury stock, at cost: 1,334,251 shares, as of March 2019 and December 2018	(10,245)	(10,245)
Additional paid-in capital	243,768	243,007
Retained deficit	(59,513)	(70,571)
Accumulated other comprehensive loss	(47,677)	(47,471)
Total stockholders’ equity	126,651	115,038
Total liabilities and stockholders’ equity	$453,595	$418,130

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues
External Revenues	$140,672	$121,119	$102,492	$94,615	$—	$—	$243,164	$215,734
Intersegment Revenues	2,939	1,809	1,569	500	(4,508)	(2,309)	—	—
Total Revenues	$143,611	$122,928	$104,061	$95,115	$(4,508)	$(2,309)	$243,164	$215,734
Gross Profit	20,840	17,954	13,779	13,121	(59)	(253)	34,560	30,822
Amortization Expense	187	187	134	145	—	—	321	332
Selling, General & Administrative Expenses	4,149	3,774	5,337	5,650	5,713	5,790	15,199	15,214
Operating Income	$16,504	$13,993	$8,308	$7,326	$(5,772)	$(6,043)	$19,040	$15,276

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Trailing Twelve Months Ended March 31,
	2019	2018
Net Income	$45,789	$7,520
Interest	16,690	16,824
Provision for Income Taxes	8,837	19,659
Depreciation	14,032	13,916
Amortization	1,289	1,325
EBITDA	$86,637	$59,244

	As of March 31,
	2019	2018
Term Loan Debt per Balance Sheet	$158,801	$166,150
Plus: Original Issue Discount	2,281	2,891
Plus: Prepaid Financing	2,111	2,677
Gross Term Loan Debt	$163,193	$171,718
Revolving Credit Facility	—	7,500
Total Debt	$163,193	$179,218
Less: Cash	54,348	37,908
Net Debt	$108,845	$141,310
Divide by Trailing 12 Months EBITDA	$86,637	$59,244
Net Leverage	1.3x	2.4x

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.